Amendment

to the

Distribution Agreement and the Distribution Fee Letter

The Caldwell & Orkin Funds, Inc. (“the Fund”), a Maryland corporation, C&O Funds Advisor, Inc. (the “Advisor”), a Georgia corporation, Ultimus Fund Distributors, LLC the (“Distributor”), an Ohio limited liability company, and Gator Capital Management, LLC (the “Acquirer”). The Fund, the Advisor, the Distributor, and the Acquirer are collectively referred to as “the parties”.

WHEREAS, the Fund, the Advisor, and the Distributor previously entered into a Distribution Agreement, dated October 24, 2016;

WHEREAS, the Advisor and the Acquirer have entered into on agreement that assigns the Advisor’s rights and obligations under the Investment Advisory Agreement between the Fund and the Advisor, dated November 16, 1993:

WHEREAS, the Advisor desires to assign its rights and obligations under the Distribution Agreement to the Acquirer;

NOW, THEREFORE, effective November 1, 2017, the parties agree to amend the Distribution Agreement and the Distribution Fee Letter, dated October 24, 2016, as follows:

1. All references to the Advisor in the Distribution Agreement and the Distribution Agreement Fee Letter are hereby changed from C&O Funds Advisor, Inc. to Gator Capital Management.

2. Except as provided in this amendment, the Distribution Agreement and the Distribution Agreement Fee Letter shall remain in full force and effect.

The Caldwell & Orkin Funds, lnc	Ultimus Fund Distributors, LLC

By:	By:
Name: Michael B. Orkin	Name: Robert G. Dorsey
Title: President	Title: Managing Director

C&O Funds Advisor, Inc.	Gator Capital Management, LLC

By:	By:
Name: Michael B. Orkin	Name: Derek Pilecki
Title: President	Title: Managing Member